Exhibit 10.1

Jewett-Cameron Trading Company Ltd.

Policy for the Recovery of Erroneously

Awarded Executive Compensation

1.       Purpose

The Board of Directors (the “Board”) of Jewett-Cameron Trading Company Ltd. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded incentive-based compensation (the “Clawback”) from Executive Officers in accordance with the applicable rules of Section 10D and Rule 10D-1 (the “SEC Rules”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and requirements of NASDAQ, including NASDAQ Listing Rule 5608 (the “NASDAQ Rules”).

The SEC and NASDAQ Rules require the Company to adopt a policy that, in the event that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Company will reasonably promptly recover incentive-based compensation, including cash, stock and stock options awarded as compensation, from any of the Company’s current or former Executive Officers that was received during the three-year period preceding the date the Company is required to prepare the Accounting Restatement, based on the erroneous data, in excess of what would have been paid to the Executive Officer under the Accounting Restatement.

2.         Administration

This Policy shall be administered by the Compensation Committee (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, and any such determinations made by the Committee shall be in the Committee’s sole discretion and shall be final and binding on all affected individuals.  Except as otherwise required by applicable legal requirements or the rules and requirements of NASDAQ, any determinations of the Committee hereunder need not be uniform with respect to one or more Executive Officers, whether current and/or former.

3.        Definition of Accounting Restatement

For purposes of this Policy, an “Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

The “restatement date” will be the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.

With respect to each Executive Officer in connection with an accounting restatement, the amount of clawback eligible incentive compensation that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid, shall be subject to the clawback provisions.

4.        Recovery of Erroneously Awarded Incentive Compensation

For purposes of this Policy, clawback eligible incentive compensation consists of all incentive-based compensation or any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Total shareholder return (and any measures that are derived wholly or in part from total shareholder return) shall, for purposes of this Policy, be considered a financial reporting measure. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

The clawback provisions, as outlined within this Policy, will apply to all incentive-based compensation received, whether actual or deemed receipt, by an Executive Officer (i) on or after the effective date of the applicable NASDAQ rules of October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any incentive-based compensation (whether or not such Executive Officer is serving at the time the erroneously awarded compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable clawback period. Incentive-based compensation shall be deemed received in the Company’s fiscal period during which the financial reporting measure(s) specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation to the Executive Officer occurs after the end of that period.

The “clawback period”, with respect to any accounting restatement, will be the three completed fiscal years of the Company immediately preceding the restatement date.

This Policy applies to all Executive Officers, meaning each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 5608(d) of the NASDAQ Listing Rules.

This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NASDAQ, their beneficiaries, heirs, executors, administrators, or other legal representatives. The Company intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation, or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement, or other arrangement.

The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any erroneously awarded compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any incentive-based compensation that is granted, paid, or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any erroneously awarded compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).

5.        Recovery

In the event of an accounting restatement, the Company will reasonably promptly recover the erroneously awarded compensation received in accordance with the NASDAQ Rule 5608 as follows:

1.	After an accounting restatement, the Compensation Committee shall determine the amount of any erroneously awarded compensation received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any erroneously awarded compensation and a demand for reasonably promptly repayment or return of such compensation, as applicable.

a)	For incentive-based compensation based on (or derived from) the Company’s total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the applicable accounting restatement:

i.	The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the accounting restatement on the Company’s total shareholder return upon which the incentive-based compensation was received; and

ii.	The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to NASDAQ as required.

2.	The Committee shall have discretion to determine the appropriate means of recovering erroneously awarded compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 5.5 below, in no event may the Company accept an amount that is less than the amount of erroneously awarded compensation in satisfaction of an Executive Officer’s obligations hereunder.

3.	To the extent that the Executive Officer has already reimbursed the Company for any erroneously awarded compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of erroneously awarded compensation that is subject to recovery under this Policy.

4.	To the extent that an Executive Officer fails to repay all erroneously awarded compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such erroneously awarded compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such erroneously awarded compensation in accordance with the immediately preceding sentence.

5.	Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 5.4 above if the Committee determines that recovery would be impracticable and any of the following two conditions are met:

a)	The direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the erroneously awarded compensation, documented such attempt(s), and provided such documentation to NASDAQ; or

b)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

6.        Mandatory Disclosures

The Company shall file this Policy as an exhibit to its Annual Report on Form 10-K and, if applicable, disclose information relating to the occurrence of an accounting restatement in accordance with applicable law, including, but not limited to, the Exchange Act and NASDAQ Rules.

In the event the Company is required to clawback any erroneously awarded incentive-based compensation from Executive Officers in accordance with the SEC and NASDAQ Rules, and the occurrence of such is disclosed by the Company in a public filing required by the Exchange Act, the Company will disclose (i) the aggregate amount recovered, or (ii) if no amount was recovered, the absence of a recoverable amount.

As approved by the Board of Directors of Jewett-Cameron Trading Company Ltd. by Resolution on November 17, 2023.

Jewett-Cameron Trading Company Ltd.

Form of Acknowledgement of the

Policy for the Recovery of Erroneously

Awarded Executive Compensation

The undersigned acknowledges they have received and reviewed a copy of the Jewett-Cameron Policy for the Recovery of Erroneously Awarded Executive Compensation. By signing this acknowledgement, the undersigned acknowledges and agrees they are subject to the Policy both during and after their employment with the Company, and they will abide by the terms of the Policy, including, without limitation, promptly returning or repaying any erroneously awarded compensation to the Company as determined in accordance with the Policy.

Name:

Title:

Signature: